UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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FORM 8-K

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CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 29, 2020

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SAExploration Holdings, Inc.

(Exact name of registrant as specified in its charter)

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Delaware

(State or other jurisdiction of incorporation)

001-35471

(Commission file number)

27-4867100

(IRS Employer Identification No.)

1160 Dairy Ashford Rd., Suite 160, Houston, Texas 77079

(Address of principal executive offices) (Zip Code)

(281) 258-4400

(Company's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14(d)-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.0001	SAEX	NASDAQ Capital Market

Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On April 29, 2020, SAExploration Holdings, Inc. (the “Company”) received written notice from the Listings Qualification Department of The Nasdaq Stock Market LLC (the “Nasdaq Stock Market”) that the staff of The Nasdaq Stock Market (the “Nasdaq Staff”) had determined to suspend trading in the Company’s common stock at the opening of business on May 8, 2020 and file a Form 25-NSE with the United States Securities and Exchange Commission (the “SEC”) to commence proceedings to delist the Company’s common stock from The Nasdaq Capital Market (the “Nasdaq Capital Market”). The Nasdaq Stock Market reached its decision to delist the Company’s common stock from the Nasdaq Capital Market pursuant to Listing Rule 5550(b)(1) (the “Listing Rule”) because the Company had not complied with the minimum $2.5 million stockholders’ equity requirement for continued listing on the Nasdaq Capital Market. As previously disclosed, on February 11, 2020, the Company received written notice from the Nasdaq Stock Market indicating that the Company was not in compliance with the Listing Rule. The Company had also previously submitted a plan to regain compliance with the Nasdaq minimum stockholders’ equity requirement.

The Company may appeal the Nasdaq Staff’s determination to a hearings panel (the “Panel”) pursuant to the procedures set forth in the Nasdaq Listing 5800 Series. A hearing request will stay the suspension on trading the Company’s common stock and the filing of the Form 25-NSE with the SEC pending a decision by the Panel. At this time, the Company does not intend to appeal the Nasdaq Staff’s determination.

The Company has submitted an application for its common stock to be listed on the Over-the-Counter OTCQB Venture Market (the “OTCQB”) and, pending the completion of the application process and its acceptance by the OTC Markets Group, the Company intends for its common stock to trade on the OTCQB under its current trading symbol “SAEX”. The Company does not expect such potential transition to the OTCQB to have an immediate effect on the Company’s business operations. Following such potential transition to the OTCQB, the Company expects to remain a reporting company under the Securities Exchange Act of 1934 and generally to continue to file periodic and other reports with the SEC.

The delisting of the Company’s common stock from the Nasdaq Capital Market could negatively impact the Company in several ways, including without limitation, by (i) reducing the liquidity and market price of the Company’s common stock; (ii) reducing the number of investors willing to hold or acquire the Company’s common stock, which could negatively impact the Company’s ability to raise equity financing; (iii) impairing the Company’s ability to provide equity incentives to its employees; (iv) reducing trading levels if the Company’s common stock falls within the definition of a “penny stock,” which would cause brokers trading the Company’s common stock to adhere to more stringent rules; (v) causing analysts to limit or stop coverage of the Company’s common stock; and (vi) limiting availability of market quotations for the Company’s common stock.

In addition, if the Company’s common stock has not been listed on the OCTQB, or on another qualifying exchange, within five trading days following the delisting of our common stock from the Nasdaq Capital Market, such event would constitute a “fundamental change” under the terms of the indenture governing our 6% Senior Secured Convertible Notes due 2023 (the “2023 Notes”). In such event, we would be required to provide notice to the holders of our 2023 Notes of such fundamental change and could be required, at the option of such holders, to repurchase all or a portion of their notes. A requirement by such holders for us to repurchase some or all of such notes for cash will have a material adverse effect on our business, financial condition and results of operations, including if we do not have sufficient funds or are otherwise unable to comply with such requirement in accordance with the indenture governing our 2023 Notes.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 5, 2020 SAExploration Holdings, Inc.

By: /s/ Kevin Hubbard

Name: Kevin Hubbard

Title: Interim Chief Financial Officer

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